Exhibit 99.1

Emerald Expositions Reports Second Quarter 2018 Financial Results

SAN JUAN CAPISTRANO, Calif. – August 2, 2018 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”) today reported financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights

•	Revenues increased 5.8% to $78.4 million, compared to $74.1 million for second quarter 2017
•	Net income increased by $12.0 million to $5.9 million, compared to a net loss of $6.1 million for second quarter 2017
•	Net cash provided by operating activities increased 14.2% to $33.8 million, compared to $29.6 million for second quarter 2017
•	Adjusted EBITDA, a non-GAAP measure, decreased 1.4% to $29.2 million, compared to $29.6 million for second quarter 2017
•	Adjusted Net Income, a non-GAAP measure, increased 45.9% to $17.8 million, compared to $12.2 million for second quarter 2017
•	Free Cash Flow, a non-GAAP measure, increased 7.8% to $31.6 million, compared to $29.3 million for second quarter 2017

Second Quarter and Year-to-Date 2018 Financial Performance

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	Change	% Change	2018	2017	Change	% Change
	(unaudited, in millions, except percentages and per share data)
Revenues	$78.4	$74.1	$4.3	5.8%	$220.6	$209.8	$10.8	5.1%
Net income (loss)	$5.9	$(6.1)	$12.0	nmf	$44.0	$22.3	$21.7	97.3%
Net cash provided by operating activities	$33.8	$29.6	$4.2	14.2%	$54.4	$58.4	$(4.0)	(6.8%)
Diluted EPS	$0.08	$(0.09)	$0.17	nmf	$0.58	$0.33	$0.25	75.8%

Non-GAAP measures:
Adjusted EBITDA	$29.2	$29.6	$(0.4)	(1.4%)	$102.8	$102.0	$0.8	0.8%
Adjusted Net Income	$17.8	$12.2	$5.6	45.9%	$67.6	$51.6	$16.0	31.0%
Adjusted Diluted EPS	$0.23	$0.18	$0.05	27.8%	$0.89	$0.75	$0.14	18.7%
Free Cash Flow	$31.6	$29.3	$2.3	7.8%	$51.7	$57.8	$(6.1)	(10.6%)

“The second quarter of the year played out much as we expected, with good growth in our trade show portfolio, led by strength in Hospitality Design Expo, Couture, and the International Contemporary Furniture Fair, combined with a solid contribution from last November’s Connecting Point Marketing Group acquisition, which hosted two successful events in the quarter. This strength was partially offset by a decline in one of our large conferences, together with continued soft results in several of our publications, in both cases in line with our expectations,” reported David Loechner, President and Chief Executive Officer of Emerald Expositions.

Mr. Loechner added, “As we continued to focus on delivering increased value to exhibitors and attendees across our trade show portfolio, we also remained active assessing potential acquisitions through the second quarter and have targets at various stages of evaluation in our robust deal pipeline. While we continue to see a significant opportunity to deliver growth through accretive acquisitions in what is a very fragmented B2B exposition sector, we have remained selective to ensure that we deliver value to shareholders. That said, we are optimistic that we will successfully execute against our M&A strategy over the coming quarters to drive an acceleration in our growth.”

Financial & Operational Results

For the second quarter of 2018, Emerald reported revenues of $78.4 million compared to revenues of $74.1 million for the second quarter of 2017, an increase of $4.3 million, or 5.8%. Organic revenues for the trade show portfolio increased approximately 3% over the same quarter in the prior year, with good growth in several of the quarter’s largest trade shows, including Hospitality Design Expo, Couture and the International Contemporary Furniture Fair (“ICFF”). Overall organic growth was flat versus the second quarter of 2017 as the trade show growth was offset by a decline in our Other Events portfolio revenues, mainly attributable to weakness in our HOW Design Live conference and several publications within our Other Marketing Services portfolio.  In addition, revenues were slightly reduced by the impact of events that were discontinued between the second quarter of 2017 and the second quarter of 2018, partially offset by the benefit of a small show that moved from the first quarter last year to the second quarter this year.

The Connecting Point Marketing Group (“CPMG”) business, acquired in November 2017, performed well and contributed $4.8 million in revenues in the second quarter of 2018.

Cost of Revenues of $24.4 million for the second quarter of 2018 increased by 13.0%, or $2.8 million, from $21.6 million for the second quarter of 2017. This increase was largely driven by the incremental costs attributable to CPMG’s revenues, as well as some incremental spending in several of the trade shows that grew in the quarter, notably ICFF and Couture.

Selling, General & Administrative Expense (“SG&A”) of $28.0 million for the second quarter of 2018 decreased by 18.8%, or $6.5 million, from $34.5 million for the second quarter of 2017.  The decrease was primarily driven by $8.5 million of non-recurring contract termination costs incurred in the second quarter of 2017 related to the relocation of Outdoor Retailer to Denver. SG&A for the second quarter of 2018 included incremental costs from the CPMG acquisition and modest increases in stock-based compensation and public company costs, partly offset by one-time acquisition transaction costs, IPO and other related activities costs and transition costs that were slightly lower, in aggregate, than in the second quarter of 2017.

Net Income of $5.9 million for the second quarter of 2018 increased by $12.0 million, from a net loss of $6.1 million for the second quarter of 2017. The key drivers of the increase were the non-recurrence of the previously mentioned $8.5 million contract termination costs for the second quarter of 2017, a $6.9 million reduction in loss on extinguishment of debt and refinancing charges related to refinancing transactions completed in the second quarter of 2017, and a $3.4 million decrease in interest expense driven by a combination of lower interest rates and outstanding debt balances as a result of our refinancing and debt re-pricing transactions in 2017. These favorable items were partly offset by a $5.7 million increase in income tax expense, mainly reflecting the increase in pretax income and partially mitigated by a change in US federal income tax rates from 35% to 21% effective January 1, 2018.

For the second quarter of 2018, Adjusted EBITDA was $29.2 million compared to $29.6 million for the second quarter of 2017, a decrease of 1.4%, or $0.4 million. The small decrease partly reflected a modestly adverse product mix, additional public company costs and the impact of discontinued events, partly offset by a solid contribution from our CPMG acquisition.

For a discussion of our presentation of Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Adjusted EBITDA to net income see Appendix I attached hereto.

Cash Flow

Net cash provided by operating activities increased by $4.2 million to $33.8 million in the second quarter of 2018, compared to $29.6 million in the second quarter of 2017. The key items affecting the quarter’s cash flow were $4.8 million of lower interest payments and the non-recurrence in 2018 of the $8.5 million contract termination costs paid in the second quarter of 2017, partly offset by the impact of $7.5 million of increased tax payments, now that the Company has utilized all its tax assets relating to net operating losses in prior periods.

Capital expenditures were $2.2 million for the second quarter of 2018, compared to $0.3 million for the second quarter of 2017.

Free Cash Flow, which we define as net cash provided by operating activities less capital expenditures, was $31.6 million for the second quarter of 2018, compared to $29.3 million in the second quarter of 2017.

For a discussion of our presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Free Cash Flow to net cash provided by operating activities, see Appendix I attached hereto.

Liquidity and Financial Position

At the end of the second quarter of 2018 we made a voluntary prepayment of term loan principal in the amount of $20.0 million.

As of June 30, 2018, Emerald’s cash and cash equivalents were $34.5 million and gross debt was $539.4 million, resulting in net debt (gross debt less cash and cash equivalents) of $504.9 million.

Dividend

On July 31, 2018, the Board of Directors approved the payment of a cash dividend of $0.0725 per share for the quarter ending September 30, 2018 to holders of the Company’s common stock. The dividend is expected to be paid on or about August 28, 2018 to stockholders of record on August 14, 2018.

Outlook (forward-looking statements) and Key Assumptions

For the year ending December 31, 2018, Emerald management expects the metrics below, with the exception of Adjusted Net Income and Adjusted Diluted EPS, to trend towards the lower end of the previously provided guidance, as outlined below:

•	Total revenue growth of 7.4% to 9.7%, or revenue in a range of approximately $367 million to $375 million
•	Organic revenue growth of 1.5% to 3.5%
•	Adjusted EBITDA in the range of $158 million to $162 million, or growth of 0.1% to 2.6%
•	Adjusted Net Income in the range of $90 million to $100 million, or growth of 12.1% to 24.5%
•	Adjusted Diluted EPS in the range of $1.20 to $1.30, or growth of 8.1% to 17.1%
•	Free Cash Flow in the range of $110 million to $120 million

The above outlook does not incorporate the impact of any further acquisitions we may pursue or other unforeseen developments. See discussion of non-GAAP financial measures at the end of this release.

Conference Call and Webcast Details

As previously announced, the Company will hold a conference call to discuss its second quarter 2018 results at 11:00 am ET on Thursday, August 2, 2018.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13681331. The replay will be available until 11:59 pm (Eastern Time) on August 9, 2018.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com. An online replay will be available on the same website immediately following the call.

About Emerald Expositions

Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2017, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 6.9 million net square feet of exhibition space.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in Appendix I attached hereto.

The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that would be required in certain reported GAAP results. The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures, Adjusted EBITDA and Adjusted Net Income, to net income, and Free Cash Flow, to net cash provided by operating activities, their most comparable GAAP financial measures, or Adjusted Diluted EPS, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized. For Adjusted EBITDA and Adjusted Net Income, these items are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA and Adjusted Net Income in prior periods and include, but are not limited to, acquisition-related expenses, stock-based compensation, income tax expense, the effects of scheduling adjustments (in the case of Adjusted EBITDA only) and other assumptions about capital requirements for future periods. For Free Cash Flow, this includes assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP financial results.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments.  Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) the Onex management fee (which ended prior to the Company’s initial public offering), (x) material show scheduling adjustments, and (xi) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) loss on extinguishment of debt, (ii) stock-based compensation, (iii) deferred revenue adjustment, (iv) intangible asset impairment charge, (v) the Onex management fee (which ended prior to the Company’s initial public offering), (vi) other items that management believes are not part of our core operations, (vii) amortization of deferred financing fees and discount, (viii) amortization of (acquired) intangible assets and (ix) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including assumptions about our ability to execute our acquisition strategy to accelerate growth and full year guidance with respect to revenue growth, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted EBITDA. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.  The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Expositions Events, Inc.

Philip Evans, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

investor.relations@emeraldexpo.com

Emerald Expositions Events, Inc.

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Revenues	$78.4	$74.1	$220.6	$209.8
Cost of revenues	24.4	21.6	65.8	58.2
Selling, general and administrative expense	28.0	34.5	60.3	66.5
Depreciation and amortization expense	11.4	10.8	22.8	21.4
Operating income	14.6	7.2	71.7	63.7
Interest expense	7.3	14.6	13.8	24.2
Loss on extinguishment of debt(1)	-	3.0	-	3.0
Income (loss) before income taxes	7.3	(10.4)	57.9	36.5
Provision for (benefit from) income taxes	1.4	(4.3)	13.9	14.2
Net income (loss) and comprehensive income (loss)	$5.9	$(6.1)	$44.0	$22.3
Basic earnings (loss) per share	$0.08	$(0.09)	$0.60	$0.34
Diluted earnings (loss) per share	$0.08	$(0.09)	$0.58	$0.33
Basic weighted average common shares outstanding	72,896	69,102	72,806	65,484
Diluted weighted average common shares outstanding	75,821	69,102	75,817	68,393

Dividend declared per common share	$0.0725	$0.07	$0.1425	$0.07

(1)

As previously disclosed in the Company’s 2017 Annual Report on Form 10-K, during the fourth quarter of 2017, we identified a classification error related to certain debt extinguishment costs incurred as part of our debt refinancing in May 2017. Management considered both quantitative and qualitative factors in assessing the materiality of the classification error individually, and in the aggregate, and determined that the classification error was not material to interim periods. As such, we have revised the consolidated statements of income and comprehensive income (loss) for the interim period ended June 30, 2017 to reflect a decrease to interest expense of $2.3 million and an increase to loss on extinguishment of debt of $2.8 million.

Emerald Expositions Events, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$34.5	$10.9
Trade and other receivables, net of allowance for doubtful accounts of $0.6 million and $0.8 million, as of June 30, 2018 and December 31, 2017, respectively.	79.3	62.7
Prepaid expenses	13.2	19.9
Total current assets	127.0	93.5
Noncurrent assets
Property and equipment, net	3.9	3.8
Goodwill	993.1	993.7
Intangible assets, net	523.8	545.0
Other noncurrent assets	1.6	1.9
Total assets	$1,649.4	$1,637.9
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$31.4	$25.0
Deferred revenues	180.2	192.6
Term loan, current portion	5.7	5.7
Total current liabilities	217.3	223.3
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	526.5	548.5
Deferred tax liabilities, net	100.4	100.2
Other noncurrent liabilities	2.6	4.7
Total liabilities	846.8	876.7
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 73,044 and 72,604 at June 30, 2018 and December 31, 2017, respectively	0.7	0.7
Additional paid-in capital	684.8	677.1
Retained earnings	117.1	83.4
Total shareholders’ equity	802.6	761.2
Total liabilities and shareholders’ equity	$1,649.4	$1,637.9

Appendix I

Emerald Expositions Events, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(dollars in millions) (unaudited)
Net income (loss)	$5.9	$(6.1)	$44.0	$22.3
Add (deduct):
Interest expense	7.3	10.7	13.8	20.3
Refinancing charges	-	3.9	-	3.9
Loss on extinguishment of debt(1)	-	3.0	-	3.0
Provision for (benefit from) income taxes	1.4	(4.3)	13.9	14.2
Depreciation and amortization	11.4	10.8	22.8	21.4
Stock-based compensation	1.4	0.6	2.6	1.2
Deferred revenue adjustment	0.1	-	0.2	0.5
Management fee	-	-	-	0.2
Contract termination costs(2)	-	8.5	-	8.5
Other items(3)	1.7	2.0	5.5	6.5
Scheduling adjustments	-	0.5	-	-
Adjusted EBITDA	$29.2	$29.6	$102.8	$102.0

(1)	Incudes the correction of classification error related to certain debt extinguishment costs incurred as part of our debt refinancing in May 2017 described in Note 1 above.
(2)	Represents contract termination costs incurred in connection with the relocation of certain trade shows.
(3)

Other items for the three months ended June 30, 2018 included: (i) $0.3 million in transaction costs in connection with certain acquisition transactions and (ii) $1.4 million in transition costs. Other items for the three months ended June 30, 2017 included: (i) $1.1 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017 and 2016, (ii) $0.3 million in legal, audit and consulting fees related to the IPO and other related activities and (iii) $0.6 million in transition costs.  Other items for the six months ended June 30, 2018 included: (i) $1.3 million in transaction costs in connection with certain acquisition transactions (ii) $1.0 million in legal, accounting and consulting fees related to the secondary offering and other related activities and (iii) $3.2 million in transition costs.  Other items for the six months ended June 30, 2017 included: (i) $2.7 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017 and 2016, (ii) $3.0 million in legal, audit and consulting fees related to the IPO and other related activities and (iii) $0.8 million in transition costs.

	Three Months Ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(dollars in millions) (share data in thousands, except per share data) (unaudited)
Net income (loss)	$5.9	$(6.1)	$44.0	$22.3
Add (deduct):
Refinancing charges	-	3.9	-	3.9
Loss on extinguishment of debt(1)	-	3.0	-	3.0
Stock-based compensation	1.4	0.6	2.6	1.2
Deferred revenue adjustment	0.1	-	0.2	0.5
Management fee	-	-	-	0.2
Contract termination costs(2)	-	8.5	-	8.5
Other items(3)	1.7	2.0	5.5	6.5
Amortization of deferred financing fees and discount	0.7	2.9	1.0	3.8
Amortization of (acquired) intangible assets	10.8	10.3	21.7	20.4
Tax adjustments related to non-GAAP adjustments(4)	(2.8)	(12.9)	(7.4)	(18.7)
Adjusted Net Income	$17.8	$12.2	$67.6	$51.6
Adjusted basic earnings per share	$0.24	$0.18	$0.93	$0.79
Adjusted Diluted earnings per share	$0.23	$0.18	$0.89	$0.75
Basic weighted average common shares outstanding	72,896	69,102	72,806	65,484
Diluted weighted average common shares outstanding	75,821	69,102	75,817	68,393

(1)	Incudes the correction of classification error related to certain debt extinguishment costs incurred as part of our debt refinancing in May 2017 described in Note 1 above.
(2)	Represents contract termination costs described in Note 2 above.
(3)	Represents other items described in Note 3 above.
(4)

Reflects application of U.S. federal and state enterprise tax rate of 19.2% and 41.3% for the three months ended June 30, 2018 and 2017, respectively, and 24.0% and 38.9% for the six months ended June 30, 2018 and 2017, respectively.

	Three Months Ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$33.8	$29.6	$54.4	$58.4
Less:
Capital expenditures	2.2	0.3	2.7	0.6
Free Cash Flow	$31.6	$29.3	$51.7	$57.8